Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

October 26, 2006

Contact:	Connie Perrine Chief Financial Officer Omni Financial Services, Inc. (404) 250-7745

OMNI FINANCIAL SERVICES, INC. REPORTS THIRD QUARTER

EARNINGS GROWTH OF 81.5%

•	Third Quarter Diluted EPS Up 58% and Year to Date Diluted EPS Up 49%

•	Annual Loan Portfolio Growth of 49%

•	Continued Strong Credit Quality: 0.14% Year to Date Net Charge Offs

•	Dividend of $0.04 per Share Declared

ATLANTA, GA – Omni Financial Services, Inc. (NASDAQ: OFSI) today announced net income for the third quarter of 2006 of $1.44 million or $0.19 diluted earnings per share, an increase of 81.5% from $791,000 or $0.12 diluted earnings per share for the same quarter in 2005 on a “pro forma” basis. Net income for the quarter ended September 30, 2005 has been adjusted to reflect a combined federal and state tax expense of 38% for the period assuming the Company operated as a C Corporation. Net income for the nine month period ended September 30, 2006 totaled $4.16 million or $0.55 diluted earnings per share on a pro forma basis compared to $2.47 million or $0.37 diluted earnings per share during the same period in 2005, an increase of 68.8%. For comparison purposes, net income for the nine months ended September 2006 has been reduced by a $3.69 million tax credit recorded on January 1, 2006 upon conversion from an S Corporation to a C Corporation and for the nine months ending September 30, 2005 net income has been adjusted to reflect a combined federal and state tax expense of 38% for the period assuming the Company operated as a C Corporation.

The Company priced an initial public stock offering on September 28, 2006 and consummated the offering on October 4, 2006 issuing 3,350,000 common shares. On October 12, 2006 the Company issued an additional 502,500 common shares pursuant to the underwriters’ exercise of their over-allotment option. Proceeds net of underwriters’ fees and offering costs approximated $33.0 million and were received in October 2006 and as a result had no effect on total assets or equity as of September 30, 2006.

With total assets of $643.3 million as of September 30, 2006, the Company recorded a $166.3 million, or 34.9%, increase in total assets as compared to December 31, 2005. Total earning assets at the end of the quarter were $609.9 million, an increase of 40.5% from September 30, 2005. Strong loan production contributed to this increase. Gross loans grew to $468.1 million at September 30, 2006 from $314.7 million at September 30, 2005. “We continue to be excited by our proven ability to sustain impressive loan growth,” stated Stephen M. Klein, Chairman and Chief Executive Officer. “In just one year loans have increased $153 million, an impressive 49%. Our Redevelopment Lending group continues to lead the way by more than doubling its portfolio in the last twelve months. These loans totaled $116.7 million at September 30, 2006.”

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Deposits increased to $495.2 million at September 30, 2006, an increase of 47.2%, compared to $336.3 million at September 30, 2005. Core deposits, which equal total deposits less brokered certificates of deposit, represented 46.0% of the Company’s deposit mix at September 30, 2006, compared to 61.8% at September 30, 2005. The Company has placed increasing reliance on brokered certificates of deposit to fund strong loan growth.

The Company’s commitment to a strong credit culture is again evidenced by its low charge off ratio. Net charge-offs for the nine month periods ended September 30, 2006 and 2005, were $421,000 and $266,000, respectively. Annualized, this equates to 0.14% and 0.13% of average loans for nine month periods of 2006 and 2005, respectively. The allowance for loan losses totaled $6.2 million or 1.33% of loans at September 30, 2006 compared $4.8 million or 1.51% of loans at September 30, 2005. The loan loss provision for the quarter and nine months ended September 30, 2006 totaled $916,000 and $1.87 million, respectively, compared to $160,000 and $840,000 for the quarter and nine months ended September 30, 2005. The decrease in overall percentage of loan loss reserves reflects the portfolio growth in loan products which have lower historical loss rates.

At the October 24, 2006 meeting, the board of directors of Omni Financial Services, Inc. declared a quarterly cash dividend of $0.04 per share. The dividend is payable on November 17, 2006 to shareholders of record as of November 6, 2006.

About Omni

Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. We have one full service banking location in Atlanta, one in Dalton, Georgia, five in North Carolina, one in Chicago, Illinois, and one in Tampa, Florida. In addition, we have loan production offices in Charlotte, North Carolina, Dalton, Georgia, and Birmingham, Alabama. While we provide traditional lending and deposit gathering capabilities, we also offer a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.’s common stock is traded on the NASDAQ Global Market under the ticker symbol “OFSI.”

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Omni Financial Services, Inc.’s business and growth strategies, competitive risks and other factors set forth from time to time in Omni Financial Services, Inc.’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Omni Financial Services, Inc. (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Omni Financial Services, Inc. from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Omni Financial Services, Inc. does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Omni Financial Services, Inc. complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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Omni Financial Services, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2006	December 31, 2005	September 30, 2005
	(Unaudited)	(Audited)	(Unaudited)
ASSETS

Cash and due from banks	$7,228	$8,597	$4,414
Federal funds sold	2,084	1,818	—
Investment securities available-for-sale	127,630	105,824	97,620
Loans held-for-sale	4,866	8,205	17,386
Loans	468,091	327,635	314,680
Allowance for Loan Losses	(6,236)	(4,791)	(4,755)

Net loans	461,855	322,844	309,925

Other real estate owned	2,251	1,178	1,645
Premises and equipment	12,328	11,203	11,060
Goodwill and other intangibles	5,799	5,820	5,772
Accrued interest receivable and other assets	19,281	11,516	10,727

	$643,322	$477,005	$458,549

LIABILITIES & SHAREHOLDERS’ EQUITY

Demand	$38,588	$26,687	$22,363
Savings and money market	15,088	9,439	9,080
Certificates-retail	173,921	181,135	176,274
Certificates-brokered	267,555	133,385	128,565

Total deposits	495,152	350,646	336,282
Fed funds purchased/repos	—	—	2,419
Federal Home Loan Bank borrowings	82,500	69,500	71,000
Junior subordinated debentures	20,620	20,620	20,000
Other liabilities	7,119	7,158	6,507

Total liabilities	605,391	447,924	436,208
Total shareholders’ equity	37,931	29,081	22,341

	$643,322	$477,005	$458,549

Omni Financial Services, Inc.

Consolidated Statements of Income

(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
	(unaudited)
Interest income:
Interest and fees on loans	$11,814	$7,360	$31,099	$18,744
Interest on investment securities	1,540	1,042	4,370	2,699

Total interest income	13,354	8,402	35,469	21,443

Interest expense:
Interest on deposits	5,210	2,842	12,537	6,596
Interest on other borrowings	1,496	845	4,175	2,182

Total interest expense	6,706	3,687	16,712	8,778

Net interest income	6,648	4,715	18,757	12,665
Provision for loan losses	916	160	1,866	840

Net interest income after provision for loan losses	5,732	4,555	16,891	11,825

Noninterest income:
Service charges on deposit accounts	195	137	535	392
Investment securities (losses) gains, net	14	(1)	13	(7)
Gain on sale of loans	199	817	916	1,216
Other income	81	(39)	424	398

Total noninterest income	489	914	1,888	1,999

Noninterest Expense:
Salaries and employee benefits	2,081	2,118	6,242	5,209
Occupancy and equipment	734	577	2,099	1,518
Advertising and marketing	52	118	299	247
Professional fees	180	192	796	515
Office supplies	78	89	220	182
Loan related and other real estate owned expense	120	195	440	543
Telecommunications	125	120	410	302
Other	693	924	2,061	1,767

Total noninterest expense	4,063	4,333	12,567	10,283

Income before income taxes	2,158	1,136	6,212	3,541
Income tax expense (benefit)	722	—	(1,641)	—

Net income	$1,436	$1,136	$7,853	$3,541

Pro Forma data (1):
Net income:
As reported	$1,436	$1,136	$7,853	$3,541
Adjustment for income tax expense	—	(345)	—	(1,076)
Adjustment for change in tax status	—	—	(3,691)	—

Pro forma net income	$1,436	$791	$4,162	$2,465

(1)	Adjusted to reflect the $3.69 M tax credit related to our conversion from an S-Corporation to a C-Corporation, recognized on January 1, 2006, and a combined Federal and state tax rate of 38% for the periods in 2005 that we operated as an S-Corporation.

Omni Financial Services, Inc.

Consolidated Statements of Income

(Dollars in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)
Share Data
Weighted average shares outstanding – basic	7,549,192	6,530,252	7,419,287	6,530,252
Weighted average shares outstanding – diluted	7,713,775	6,616,895	7,583,706	6,616,895

Book value at quarter end	$5.06	$3.41	$5.06	$3.41
Tangible book value at quarter end	$4.29	$2.53	$4.29	$2.53

Basic earnings per share/GAAP	$0.19	$0.17	$1.06	$0.54
Diluted earnings per share/GAAP	$0.19	$0.17	$1.04	$0.53

Basic earnings per share/Pro Forma (1)	$0.19	$0.12	$0.56	$0.38
Diluted earnings per share/Pro Forma (1)	$0.19	$0.12	$0.55	$0.37

Cash dividends declared (2)	$0.040	$0.027	$0.108	$0.111

Performance Ratios:
Return on average assets/Pro Forma (1) (3)	0.93%	0.72%	0.99%	0.86%
Return on average equity/Pro Forma (1) (3)	15.46%	13.10%	15.43%	14.83%
Return on average tangible equity/Pro Forma (1) (3)	18.32%	17.20%	18.37%	17.67%

Yield on earning assets	9.19%	8.01%	9.06%	7.89%
Cost of funds	4.92%	3.72%	4.57%	3.46%
Net interest Margin	4.59%	4.50%	4.79%	4.66%
Efficiency ratio	56.93%	76.98%	60.87%	70.12%

Return on average assets/GAAP (3)	0.93%	1.03%	1.87%	1.23%
Return on average equity/GAAP (3)	15.46%	18.81%	29.12%	21.29%
Return on average tangible equity/GAAP (3)	18.32%	24.71%	34.67%	25.37%

Credit Quality Ratios:
Allowance for loan losses	$6,236	$4,755	$6,236	$4,755
Nonperforming assets	$7,150	$6,156	$7,150	$6,156
Allowance for loan losses to loans	1.33%	1.51%	1.33%	1.51%
Nonperforming assets to total assets	1.11%	1.34%	1.11%	1.34%
Net charge-offs	$224	$131	$421	$266
Net charge-offs to average loans (3)	0.20%	0.17%	0.14%	0.13%

Average Balances:
Loans outstanding	$444,411	$305,712	$390,665	$266,053
Total assets	$614,958	$442,275	$558,819	$382,786
Interest-earning assets	$579,025	$417,781	$522,560	$362,877
Deposits	$434,377	$310,545	$381,656	$260,777
Tangible shareholders equity	$31,359	$18,397	$30,204	$18,604
Shareholders' equity	$37,158	$24,169	$35,953	$22,171

(1)	Adjusted to reflect the $3.69 M tax credit related to our conversion from an S-Corporation to a C-Corporation, recognized on January 1, 2006, and a combined Federal and state tax rate of 38% for the periods in 2005 that we operated as an S-Corporation.

(2)	Cash dividends for 2005 periods does not include the tax portion distributed to stockholders to cover potential tax liabilities as an S Corporation.

(3)	Annualized